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                                    RESUMIX, INC.
                               1989 STOCK OPTION PLAN

                              As Adopted July 12, 1989
                           and As Amended March 14, 1990,
                         June 19, 1991, September 23, 1992,
                        November 19, 1992, February 23, 1993
                                  and July 19, 1994

               1. PURPOSE. This 1989 Stock Option Plan ("Plan") is established as a compensatory plan to attract, retain and provide equity incentives to selected persons to promote the financial success of RESUMIX, INC. (the "Company"). Capitalized terms not previously defined herein are defined in Section 17 of this Plan.

               2. TYPES OF OPTIONS AND SHARES. Options granted under this Plan (the "Options") may be either (a) incentive stock options ("ISOs") within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or (b) nonqualified stock options ("NQSOs"), as designated at the time of grant. The shares of stock that may be purchased upon exercise of Options granted under this Plan (the "Shares) are shares of the Common Stock of the Company.

               3. NUMBER OF SHARES. The aggregate number of Shares that may be issued pursuant to Options granted under this Plan is 4,182,790 Shares, subject to adjustment as provided in this Plan. If any Option expires or is terminated without being exercised in whole or in part, the unexercised or released Shares from such Options shall be available for future grant and purchase under this Plan. At all times during the term of this Plan, the Company shall reserve and keep available such number of Shares as shall be required to satisfy the requirements of outstanding Options under this Plan.

               4. ELIGIBILITY. Options may be granted to employees, officers, directors, consultants, independent contractors and advisors (provided such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction) of the Company or any Parent, Subsidiary or Affiliate of the Company (as defined in Section 17). ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or a Parent or Subsidiary of the Company. The Committee (as defined in Section 14) in its sole discretion shall select the recipients of Options ("Optionees"). An Optionee may be granted more than one Option under this Plan. The Company may also, from time to time, assume outstanding options granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (i) granting an option under this Plan in replacement of the option assumed by the Company, or (ii) treating the assumed option as if it had been granted under this Plan if the terms of such assumed option could be applied to an option granted under this Plan. Such assumption shall be permissible if the holder of the assumed option would
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          have been eligible to be granted an option hereunder if the other company had applied the rules of this Plan to such grant.

               5. TERMS AND CONDITIONS OF OPTIONS. The Committee shall determine whether each Option is to be an ISO or an NQSO, the number of Shares subject to the Option, the exercise price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

                     (a) Form of Option Grant. Each Option granted under this Plan shall be evidenced by a written Stock Option Grant (the "Grant") in such form (which need not be the same for each Optionee) as the Committee shall from time to time approve.

                    (b) Date of Grant. The date of grant of an Option shall be the date on which the Committee makes the determination to grant such Option unless otherwise specified by the Committee. The Grant representing the Option will be delivered to the Optionee with a copy of this Plan within a reasonable time after the date of grant.

                    (c) Exercise Price. The exercise price of an NQSO shall be not less than 85% of the Fair Market Value of the Shares on the date the Option is granted. The exercise price of an ISO shall be not less than 100% of the Fair Market Value of the Shares on the date the Option is granted. The exercise price of an ISO granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company ("Ten Percent Shareholder") shall not be less than 110% of the Fair Market Value of the Shares on the date the Option is granted.

                    (d) Exercise Period. Options shall be exercisable within the times or upon the events determined by the Committee as set forth in the Grant; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, and provided further that no ISO granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date the Option is granted.

                    (e) Limitations on ISOs. The aggregate Fair Market Value (determined as of the time an Option is granted) of stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) shall not exceed $100,000. If the Fair Market Value of stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year exceeds $100,000, the Options for the first $100,000 worth of stock to become exercisable in such year shall be ISOs and the Options for the amount in excess of $100,000 that becomes exercisable in that year shall be NQSOs. In the event that the

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          IRC or the regulations promulgated thereunder are amended after the effective date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be incorporated herein and shall apply to any Options granted after the effective date of such amendment.

                         Options
                    (f) Non-Transferable. Options granted under this Plan, and any interest therein, shall not be transferable or assignable by the Optionee, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by the Optionee; provided that NQSOs held by an Optionee who is not an officer or director of the Company or other person (in each case, an "Insider") whose transactions in the Company's Common Stock are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be transferred to such family members, trusts and charitable institutions as the Committee, in its sole discretion, shall approve at the time of the grant of such Option.

                    (g) Assume Options. In the event the Company assumes an option granted by another company, the terms and conditions of such options shall remain unchanged (except the exercise price and the number and nature of shares issuable upon exercise, which will be adjusted appropriately pursuant to Section 425(c) of the Code.) In the event the Company elects to grant a new option rather than assuming an existing option (as specified in Section
          4), such new option need not be granted at Fair Market Value on the date of grant and may instead be granted with a similarly adjusted exercise price.

               6.   EXERCISE OF OPTIONS.

                    (a) Notice. Options may be exercised only by delivery to the Company of a written exercise agreement in a form approved by the Committee (which need not be the same for each Optionee), stating the number of Shares being purchased, the restrictions imposed on the Shares, if any, and such representations and agreements regarding the Optionee's investment intent and access to information, if any, as may be required by the Company to comply with applicable securities laws, together with payment in full of the exercise price for the number of Shares being purchased.

                    (b) Payment. Payment for the Shares may be made in cash (by check) or, where approved by the Committee in its sole discretion at the time of grant and where permitted by law: (i) by cancellation of indebtedness of the Company to the Optionee;
          (ii) by surrender of shares of Common Stock of the Company that have been owned by the Optionee for more than six (6) months (and which have been paid for within the meaning of SEC Rule 144 and, if such Shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to

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          such shares) or were obtained by the Optionee in the open public market having a Fair Market Value equal to the exercise price of the Option; (iii) by instructing the Company to withhold Shares otherwise issuable pursuant to an exercise of the Option having a Fair Market Value equal to the exercise price of the Option (including the withheld Shares); (iv) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code, provided that the portion of the exercise price equal to the par value of the Shares, if any, must be paid in cash or other legal consideration; (v) by waiver of compensation due or accrued to Optionee for services rendered; (vi) provided that a public market for the Company's stock exists, through a "same day sale" commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an
          "NASD Dealer") whereby the Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; (vii) provided that a public market for the Company's stock exists, through a "margin" commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (viii) by any combination of the foregoing. Optionees who are not employees or directors of the Company shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares.

                    (c) Withholding Taxes. Prior to issuance of the Shares upon exercise of an Option, the Optionee shall pay or make adequate provisions for any federal or state withholding obligations of the Company, if applicable. Where approved by the Committee in its sole discretion, the Optionee may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares exercised. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined in accordance with Section 83 of the Code (the "Tax Date"). All elections by Optionees to have Shares withheld for this purpose shall be made in writing in a form acceptable to the Committee and shall be subject to the following restrictions:

                           (i) the election must be made on or prior to the applicable Tax Date;


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                           (ii)  once made, the election shall be
          irrevocable as to the particular Shares as to which the election is made;

                         (iii) all elections shall be subject to the consent or disapproval of the Committee;

                          (iv) if the Optionee is an Insider, and if the Company is subject to Section 16(b) of the Exchange Act, the election may not be made within six (6) months of the date of grant of the Option; provided, however, that this limitation shall not apply in the event that death or Disability of the Optionee occurs prior to the expiration of the six (6) month period; and

                           (v) if the Optionee is an Insider, and if the Company is subject to Section 16(b) of the Exchange Act, the election must be made either six (6) months prior to the Tax Date or in the 10-day period beginning on the third day following the public release of the Company's quarterly or annual summary statement of operations.

                    In the event the election to have Shares withheld is made by an Optionee who is an Insider and the Tax Date is deferred until six months after exercise of the Option because no election is filed under Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option is exercised, but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

                    (d) Limitations on Exercise. Notwithstanding the exercise periods set forth in the Grant, exercise of an Option shall always be subject to the following limitations:

                           (i) If an Optionee ceases to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company for any reason except death or Disability, the Optionee may exercise such Optionee's Options to the extent (and only to the extent) that it would have been exercisable upon the date of termination, within three (3) months after the date of termination (or such shorter time period as may be specified in the Grant), provided that, if Optionee is an Insider and the Company is subject to Section 16(b) of the Exchange Act, the Optionee's Option will be exercisable for a period of time sufficient to allow such Optionee from having a matching purchase and sale under Section 16(b), with any extension beyond three (3) months from termination of employment deemed to be as an NQSO, and provided further that in no event may an Option be exercisable later than the expiration date of the Option.

                          (ii) If an Optionee's employment with the Company or any Parent, Subsidiary or Affiliate of the Company is terminated because of the death of the Optionee or Disability of Optionee, Optionee's Options may be exercised to the extent (and

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          only to the extent) that it would have been exercisable by the
          Optionee on the date of termination, by the Optionee (or the Optionee's legal representative) within twelve (12) months after the date of termination (or such shorter time period as may be specified in the Grant), but in any event no later than the expiration date of the Options.

                         (iii) The Committee shall have discretion to determine whether the Optionee has ceased to be employed by the Company or any Parent, Subsidiary or Affiliate of the Company and the effective date on which such employment terminated.

                          (iv)     In the case of an Optionee who is a
          director, independent consultant, contractor or advisor, the Committee will have the discretion to determine whether the Optionee is "employed by the Company or any Parent, Subsidiary or Affiliate of the Company" pursuant to the foregoing Sections.

                           (v) The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will prevent the Optionee from exercising the full number of Shares as to which the Option is then exercisable.

                          (vi)     An Option shall not be exercisable
          unless such exercise is in compliance with the Securities Act of 1933, as amended (the "1933 Act"), all applicable state securities laws and the requirements of any stock exchange or national market system upon which the Shares may then be listed, as they are in effect on the date of exercise. The Company shall be under no obligation to register the Shares with the Securities and Exchange Commission ("SEC") or to effect compliance with the registration, qualification or listing requirements of any state securities laws or stock exchange, and the Company shall have no liability for any inability or failure to do so.


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               7.   RESTRICTIONS ON SHARES.  At the discretion of the
          Committee, the Company may reserve to itself and/or its assignee(s) in the Grant (a) a right of first refusal to purchase all Shares that an Optionee (or a subsequent transferee) may propose to transfer to a third party and/or (b) a right to repurchase a portion of or all Shares held by an Optionee upon the Optionee's termination of employment or service with the Company or its Parent, Subsidiary or Affiliate of the Company for any reason within a specified time as determined by the Committee at the time of grant at (i) the Optionee's original purchase price, (ii) the Fair Market Value of such Shares or (iii) a price determined by a formula or other provision set forth in the Grant.

               8. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS. The Committee shall have the power to modify, extend or renew outstanding Options and to authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of the Optionee, impair any rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 425(h) of the Code. The Committee shall have the power to reduce the exercise price of outstanding options; provided, however, that the exercise price per share may not be reduced below the minimum exercise price that would be permitted under Section 5(c) of this Plan for options granted on the date the action is taken to reduce the exercise price.

               9. PRIVILEGES OF STOCK OWNERSHIP. Optionees shall have any of the rights of a shareholder with respect to any Shares subject to an Option until such Option is properly exercised.
          No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date, except as provided in this Plan. The Company shall provide to each Optionee a copy of the annual financial statements of the Company, at such time after the close of each fiscal year of the Company as such statements are released by the Company to its shareholders.

               10. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Option granted under this Plan shall confer on any Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate the Optionee's employment or other relationship at any time, with or without cause.

               11. ADJUSTMENT OF OPTION SHARES. In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if a

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          substantial portion of the assets of the Company are
          distributed, without consideration in a spin-off or similar transaction, to the shareholders of the Company, the number of Shares available under this Plan and the number of Shares subject to outstanding Options and the exercise price per share of such Options shall be proportionately adjusted, subject to any required action by the Board of Directors (the "Board") or shareholders of the Company and compliance with applicable securities laws; provided, however, that a fractional share shall not be issued upon exercise of any Option and any fractions of a Share that would have resulted shall either be cashed out at Fair Market Value or the number of shares issuable under the Option shall be rounded up to the nearest whole number, as determined by the Committee; and provided further that the exercise price may not be decreased to below the par value, if any, for the Shares.

               12.  ASSUMPTION OF OPTIONS BY SUCCESSORS.

                    (a) In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the shareholders of the corporation and the Options granted under this Plan are assumed by the successor corporation which assumption shall be binding on all Optionees), (ii) a dissolution or liquidation of the Company, (iii) the sale of substantially all of the assets of the Company, or (iv) any other transaction which qualifies as a "corporate transaction" under Section 424(a) of the Code wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition of all or substantially all of the outstanding shares of the Company), any or all outstanding Options shall be assumed by the successor corporation, which assumption shall be binding on all Optionees. In the alternative, the successor corporation shall substitute an equivalent option or provide substantially similar consideration to Optionee as was provided to shareholders (after taking into account the existing provisions of the Optionee's options, such as the exercise price and the vesting schedule). The successor corporation shall also issue in place of outstanding shares of the Company held by Optionee as a result of the exercise of an Option that are subject to a repurchase option substantially similar shares or other property subject to repurchase restrictions no less favorable to the Optionee.

                    (b) In the event such successor corporation, if any, refuses to assume or substitute as provided above, pursuant to a transaction described in Subsections 12(a)(ii), (iii) or (iv) above, or there is no successor corporation, and if the Company is ceasing to exist as a separate corporate entity, the Options shall, notwithstanding any contrary terms in the Grant, expire on a date at least 20 days after the Board gives written notice to Optionees specifying the terms and conditions of such termination.

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                     (c) In the event such successor corporation refuses to
          assume or substitute Options as provided above, pursuant to a transaction described in Subsection 12(a)(i) above, such Options shall expire on (and, if the Company has reserved to itself a right to repurchase Shares issued on exercise of Options, such right shall terminate on) the consummation of such transaction at such time and on such conditions as the Board shall determine.

                     (d) Subject to the foregoing provisions of this
          Section 12, in the event of the occurrence of any transaction described in Section 12(a), any outstanding Options shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction."

                    (e) Notwithstanding the above, for Options granted prior to November 19, 1992, in the event such successor corporation refuses to assume or substitute, as provided above, pursuant to a transaction described in Subsection 12(a)(i) above, such Options shall accelerate and become exercisable in full at least 20 days prior to, and shall expire on (and, if the Company has reserved to itself a right to repurchase Shares issued on exercise of Options at the original purchase price of such Shares, such right shall terminate on), the consummation of such transaction at such time and on such conditions as the Board shall determine. If the Fair Market Value of stock with respect to which all ISOs are first exercisable in such calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that year shall be ISOs and the Options for the amount in excess of $100,000 shall be NQSOs.

               13. ADOPTION AND SHAREHOLDER APPROVAL. This Plan shall become effective on the date that it is adopted by the Board of the Company. This Plan shall be approved by the shareholders of the Company, in any manner permitted by applicable corporate law, within twelve months before or after the date this Plan is adopted by the Board. Thereafter, no later than twelve (12) months after the Company becomes subject to Section 16(b) of the Exchange Act, the Company will comply with the requirements of Rule 16b-13 with respect to shareholder approval.

               14. ADMINISTRATION. This plan may be administered by the Board or a Committee appointed by the Board (the "Committee"). If, at the time the Company registers under the Exchange Act, a majority of the Board is not comprised of Disinterested Persons, the Board shall appoint a Committee consisting of not less than three persons (who need not be members of the Board), each of whom is a Disinterested Person. As used in this Plan, references to the "Committee" shall mean either such Committee or the Board if no committee has been established. After registration of the Company under the Exchange Act, Board members who are not Disinterested Persons may not vote on any matters affecting the administration of this Plan or on the grant of any Options pursuant to this Plan to Insiders, but any such member may be counted for determining the existence of a

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          quorum at any meeting of the Board during which action is taken with respect to Options or administration of this Plan and may vote on the grant of any Options pursuant to this Plan otherwise than to Insiders. The interpretation by the Committee of any of the provisions of this Plan or any Option granted under this Plan shall be final and binding upon the Company and all persons having an interest in any Option or any Shares purchased pursuant to an Option. The Committee may delegate the authority to grant Options under this Plan to Optionees who are not Insiders of the Company to officers of the Company.

               15. TERM OF PLAN. Options may be granted pursuant to this Plan from time to time within a period of ten (10) years from the date on which this Plan is adopted by the Board.

               16. AMENDMENT OR TERMINATION OF PLAN. The Committee may at any time terminate or amend this Plan in any respect including (but not limited to) amendment of any form of Grant, exercise agreement or instrument to be executed pursuant to this Plan; provided, however, that the Committee shall not, without the approval of the holders of a majority of the outstanding voting shares of the Company, amend this Plan in any manner that requires such shareholder approval pursuant to the IRC or the regulations promulgated thereunder as such provisions apply to ISO plans or pursuant to the Exchange Act or rule 16b-3 (or its successor) promulgated thereunder.

               17. CERTAIN DEFINITIONS. As used in this Plan. the following terms shall have the following meanings:

                    (a) "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                    (b) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                    (c) "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.



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                    (d) "Disinterested Person" shall have the meaning set
          forth in Rule 16b-3(d)(3) as promulgated by the SEC under Section 16(b) of the Exchange Act, as such rule is amended from time to time and as interpreted by the SEC.

                    (e) "Fair Market Value" shall mean the fair market value of the Shares as determined by the Committee from time to time in good faith. If a public market exists for the Shares, the Fair Market Value shall be the average of the last reported bid and asked prices for Common Stock of the Company on the last trading day prior to the date of determination or, in the event the Common Stock of the Company is listed on a stock exchange or on the NASDAQ National Market System, the Fair Market Value shall be the closing price on such exchange or quotation system on the last trading day prior to the date of determination.

                    (f) "Disability" shall mean the inability of the Optionee to engage in employment with the Company by reason of any medically determinable physical or mental impairment.




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